FirstEnergy Corp.	For Release: February 15, 2005
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media	Contact:Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY REPORTS 2004 HIGHER EARNINGS

FirstEnergy Corp. (NYSE: FE) today reported earnings for 2004 on a GAAP basis of $878.2 million, or basic earnings per share of common stock of $2.68 ($2.67 diluted). Normalized non-GAAP(*) earnings were $991.5 million, or basic earnings per share of common stock of $3.03 ($3.01 diluted), excluding unusual charges related to the sale and impairment of non-core assets; severance costs associated with the reorganization of the company’s nuclear operations; settlements of lawsuits; and costs associated with the extended outage at the Davis-Besse Nuclear Power Station.

Including the costs related to Davis-Besse, basic earnings per share on a non-GAAP basis were $2.91, exceeding the Company's $2.70 to $2.85 guidance to the financial community.

These results compare with GAAP earnings in 2003 of $422.8 million, or basic and diluted earnings of $1.39 per share of common stock. Normalized non-GAAP earnings in 2003 were $735.9 million, or basic earnings of $2.42 ($2.41 diluted) per share of common stock, excluding the impact of the Davis-Besse extended outage and other unusual charges.

Total revenues for 2004 were $12.5 billion, compared with $11.7 billion in 2003. Total generation sales for the year increased 7.7 percent, while total electric distribution deliveries increased 1.6 percent during the same period.

“We achieved strong financial results in 2004, particularly in the areas of earnings, cash flow and debt reduction,” said President and Chief Executive Officer Anthony J. Alexander. “At the same time, we made strategic investments in our infrastructure to enhance the reliability of our service to customers, addressed pension funding by making a significant contribution to the plan and improved operations throughout the company.”
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Year 2004 Non-GAAP Reconciliation

	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Davis-Besse Impact and Other Unusual Items (Non-GAAP)	$991.5	$3.03
Davis-Besse Impact	(38.3)	(0.12)
Non-Core Asset Sales/Impairments	(60.6)	(0.19)
Lawsuits Settlements	(10.6)	(0.03)
Nuclear Operations Severance Costs	(3.8)	(0.01)
Net Income (GAAP)	$878.2	$2.68

Year 2003 Non-GAAP Reconciliation

	After-Tax Amount (Millions)		Basic Earnings Per Share

Earnings Before Davis-Besse Impact and Other Unusual Items (Non-GAAP)	$735.9		$2.42
Claim Settlement	99.1		0.33
Davis-Besse Impacts	(170.3)		(0.56)
JCP&L Rate Case Disallowance	(109.3)		(0.36)
Asset Impairments Discontinued International Operations	(124.8 (101.3	) )	(0.41 (0.33	) )
Cumulative Effect of Accounting Change	102.1		0.33
Other	(8.6)		(0.03)
Net Income (GAAP)	$422.8		$1.39

FirstEnergy continued to pursue its strategy of selling non-core assets throughout 2004. Losses and impairments recorded for such activities lowered earnings by $60.6 million ($0.19 per share). The impact of costs associated with Davis-Besse’s extended outage - which concluded on April 4, 2004, when the unit came back online at full power - reduced earnings by $38.3 million ($0.12 per share). The company also settled all outstanding securities and derivative lawsuits related to the extended outage at Davis-Besse; the August 14, 2003, regional power outages; and financial restatements related to changed accounting treatments for transition costs being recovered in Ohio.
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                This action lowered earnings by $10.6 million, or $0.03 per share of common stock. Additionally, severance costs associated with the reorganization of the company’s nuclear operations reduced earnings by $3.8 million ($0.01 per share).

During the year, FirstEnergy improved its financial flexibility through an aggressive debt reduction and refinancing program. The company retired approximately $1 billion of debt in 2004, and refinanced or restructured an additional $1.8 billion in long-term debt. These actions reduced interest costs by approximately $54 million in 2004. At the end of the year, the total capacity of FirstEnergy’s primary credit facilities and those of its subsidiaries stood at $2.3 billion.

The company also made a voluntary, $500-million contribution to its pension plan in September, which helped add security to future plan benefits. The contribution represented a net after-tax cost to the company of approximately $300 million and mitigates uncertainty regarding the plan’s unfunded liability.

FirstEnergy’s generation fleet continued to show strong performance, enabling the company to take advantage of sales opportunities in the wholesale market. The company’s generating plants posted a record output of 76 billion kilowatt-hours in 2004.

Other major factors that favorably impacted FirstEnergy’s 2004 earnings included: improved power generation profit margin; lower operating costs in most business units; higher investment income; return to service of Davis-Besse; and approval of the company’s Rate Stabilization Plan in Ohio.

For 2004, average common shares outstanding totaled 327.4 million, compared with 303.6 million in 2003. This increase reflects the company’s issuance of more than 32 million shares of common stock in September 2003.

For the fourth quarter of 2004, FirstEnergy reported normalized non-GAAP earnings of $238.4 million, or basic and diluted earnings of $0.72 per share of common stock, excluding unusual charges related to the sale and impairment of non-core assets.
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On a GAAP basis, earnings for the quarter were $201.5 million, or basic and diluted earnings per share of $0.61. That compares favorably with earnings on a GAAP basis of $109.4 million for the fourth quarter of 2003, or basic and diluted earnings of $0.33 per share of common stock.

Fourth Quarter 2004 Non-GAAP Reconciliation

	After-tax Amount (Millions)	Basic Earnings Per Share

Earnings Before Unusual Items (Non-GAAP)	$238.4	$0.72
Non-Core Asset Sales/Impairments	(36.9)	(0.11)
Net Income (GAAP)	$201.5	$0.61

Fourth Quarter 2003 Non-GAAP Reconciliation
	After-tax Amount (Millions)		Basic Earnings Per Share

Earnings Before Davis-Besse Impact and Other Unusual Items (Non-GAAP)	$136.2		$0.42
Claim Settlement	99.1		0.30
Davis-Besse Impacts	(38.3)		(0.12)
JCP&L Rate Case Disallowance Asset Impairments Discontinued International Operations	(8.0 (34.8 (36.2	) ) )	(0.02 (0.11 (0.11	) ) )
Other	(8.6)		(0.03)
Net Income (GAAP)	$109.4		$0.33

Total electric generation sales for the fourth quarter were up 9.8 percent, contributing to an improved electric generation margin. Also, distribution deliveries to customers of FirstEnergy’s electric utility companies were up 3.1 percent, reflecting a return to normal weather patterns in the company’s service area during the quarter.

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FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the year and for the fourth quarter of 2004 - is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as and energy management and other energy-related services.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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